Exhibit 99.1

Contacts:	Media	Investors
	Nancy Daigler	Chris Jakubik
	847-646-4538	847-646-5494
	nancy.daigler@kraft.com	chris.jakubik@kraft.com

Kraft Adds Juliber and Zarb to Board of Directors;
Signs Agreement with Trian Partners

NORTHFIELD, Ill., November 7, 2007 –  Kraft Foods Inc. (NYSE: KFT) announced today that it is expanding its Board of Directors from nine to eleven members to include Lois Juliber, retired Vice Chairman and Chief Operating Officer (COO) of Colgate-Palmolive Company; and Frank Zarb, Managing Director of the private equity firm Hellman & Friedman LLC.  This brings the number of independent directors on the company’s Board to nine.

 “Our Board is united in its goal of building value for all of our shareholders, and we are delighted to welcome Lois and Frank as directors,” said Irene Rosenfeld, Kraft Chairman and CEO.  “Lois is known for her global perspective and deep understanding of both food and consumer products, and Frank has tremendous expertise in financial services and capital markets.  The Board and I believe that their experience and guidance will benefit Kraft as we make further progress in restoring the company to reliable growth.”

Mary Schapiro, Kraft’s Lead Director, commented: “The Board of Directors has an ongoing commitment to attract high-caliber, independent directors.  We enthusiastically look forward to having Lois and Frank on the Board.”

Juliber said, “I am pleased to be joining Kraft’s Board. This is an excellent company, with a history of innovation and corporate responsibility and a management team focused on delivering shareholder value.  I look forward to adding my perspective to the Board’s deliberations and returning to where I started my career over 30 years ago.”

Juliber, a highly regarded consumer products executive, retired in April 2005 as Vice Chairman and COO of Colgate-Palmolive Company, after having risen through both domestic and international senior-level operating and corporate roles.  Prior to that, she had been a corporate officer of General Foods Corporation and held a number of general management and marketing positions.  Juliber currently is a director of Goldman Sachs and E.I. du Pont de Nemours and Company, and Chairman of the MasterCard Foundation.

Zarb said, “Providing counsel on behalf of all shareholders is the paramount Board function. I believe that my experience in this regard can be helpful to Kraft, and I am honored to join in the oversight of this iconic company.”

In addition to his responsibilities at Hellman & Friedman, Zarb currently is a Director of American International Group, Inc. (AIG) and Non-Executive Chairman of the Promontory Financial Group.   Previously, he was Chairman and CEO of NASD, Inc. and The Nasdaq Stock Market, Inc.   Prior to that, he had been Chairman, CEO and President of insurance brokerage firm Alexander & Alexander Services, Inc.; Group Chairman of The Travelers Companies, Inc.; and Chairman and CEO of Smith Barney.

Kraft also announced that Trian Fund Management, L.P., funds managed by it and certain of its affiliates (collectively, “Trian Partners”), has signed a standstill agreement with the company, as a result of the decision to appoint the two new directors, who have been selected by the company and supported for nomination by Trian Partners.

In the agreement, which follows discussions between Kraft and Trian Partners, Kraft confirms the Board’s intention to appoint Juliber and Zarb as directors.  Under the agreement, Trian Partners confirms, among other items, that they will support the Board’s full list of nominees at Kraft’s next two annual meetings.

The full text of the agreement with Trian Partners is available to the public as an Exhibit to the Form 8-K that the company is filing today with the Securities and Exchange Commission.

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Kraft Foods (NYSE: KFT) is one of the world's largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor's 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company's website at http://www.kraft.com.